SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT
            TO SECTION 8(A) OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             BlackRock Enhanced Dividend Achievers(TM) Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  100 Bellevue Parkway
                  Wilmington, Delaware 19809

Telephone Number (including area code):

                  (800) 882-0052

Name and address of agent for service of process:

                  Anne F. Ackerley
                  40 East 52nd Street
                  New York, New York 10022

With copies of Notices and Communications to:

                  Michael K. Hoffman, Esq.
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                           YES  [X]     NO  [ ]

                                   SIGNATURE

                  Pursuant to the requirements of the Investment Company Act of 1940, the sole trustee of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the city of New York and the state of New York on the 6th day of July, 2005.


[SEAL]

                                BlackRock Enhanced Dividend Achievers(TM) Trust (REGISTRANT)



                                By:   /s/ Anne F. Ackerley
                                     ----------------------------------------
                                     Anne F. Ackerley
                                     Sole Trustee



Attest:   /s/ Anne F. Ackerley
         ---------------------
         Anne F. Ackerley
         Sole Trustee